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                           CERTIFICATE OF DESIGNATION

                                       of

                            SERIES A PREFERRED STOCK

                                       of

                             McAFEE ASSOCIATES, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                ------------------------------------------------




                  McAfee Associates, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on August 16, 1996:

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate"), the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

                  Designation and Amount. The shares of this series shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be one (1). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants exercisable into Series A Preferred Stock.
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                  Dividends. The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends.

                  Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall not be entitled to receive any assets of the Corporation available for distribution to its stockholders.

                  Voting Rights. Except as otherwise required by law or this Restated Certificate, the holder of the share of Series A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock of the Corporation issuable upon exchange of then outstanding exchangeable shares ("Exchangeable Shares") of FSA Corporation, an Alberta corporation, which are not owned by the Corporation or any direct or indirect subsidiary of the Corporation in each case for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation. In respect of all matters concerning the voting of shares, the Common Stock and Series A Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

                  Redemption. At such time as the Series A Preferred Stock has no votes attached to it because there are no Exchangeable Shares outstanding which are not owned by the Corporation or its direct or indirect subsidiaries, the Series A Preferred Stock shall be redeemable at par value at any time at the option of the Corporation upon ten days prior written notice to the holder of such share.

                  IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Secretary this 16th day of August, 1996.


                                       McAFEE ASSOCIATES, INC.



                                       By:  /s/ R. Terry Duryea
                                            ------------------------------------
                                            R. Terry Duryea, Secretary



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